Exhibit 10.1
LEASE SURRENDER AND TERMINATION AGREEMENT
I. PARTIES AND DATE.
THIS LEASE SURRENDER AND TERMINATION AGREEMENT (“Agreement”) is dated as of January 8, 2009, and is made by and among Cambric Partners, an Arizona general partnership, herein after referred to as (“Landlord”) and ImaRx Therapuetics, Inc. a Delaware corporation, herein after referred to as (“Tenant”).
II. RECITALS.
A. Tenant is a party to that certain Lease dated December 10, 2007, as amended in Notice of Lease Term Dates dated January 25, 2008 (collectively the “Lease”) for the Premises located at 1730 E. River Road, Suite 200, Tucson, Arizona (the “Premises”). The capitalized terms used and not otherwise defined herein shall have the same definition as set forth in the Lease.
B. Landlord and Tenant desire to terminate the Lease upon the terms and conditions contained in this agreement.
III. TERMINATION.
A. Date. Landlord and Tenant agree that the Lease shall terminate effective December 31, 2008 (“Termination Date”), on the condition that Tenant fulfills each and every term and obligation contained herein in a timely manner. Tenant shall be responsible for Rent and Operating Costs until the Lease is terminated pursuant to this Agreement.
B. Surrender of Lease. Effective as of the Termination Date, Tenant surrenders, forfeits and quitclaims any and all interest in and to the Lease and the Premises to Landlord, including without limitation any and all option rights, Tenant Improvements, and Alterations which Landlord has not required Tenant to remove pursuant to the terms of the Lease.
C. Surrender of Premises. Pursuant to a Notice of Termination of Lease dated November 25, 2008, Landlord re-entered the Premises and took possession thereof and since that date Tenant surrendered possession of the Premises to Landlord in accordance with the Notice of Termination and in the condition required by the provisions of the Lease.
D. Acceptance. Subject to and conditioned upon the terms, agreements, and representations herein contained, Landlord accepts the termination of the Lease as of the Termination Date.
E. Consideration. As consideration of Landlord’s acceptance of the foregoing termination, Tenant hereby agrees to a) remit to Landlord a termination fee of $75,000.00 no later than January 9, 2009; b) forfeit the security deposit of $19,433.47 and c) surrender the lease and the Premises as set forth in Sections III B and C above.
F. Release. Except as expressly set forth in this Agreement, Landlord and Tenant, and their respective officers, directors, shareholders, employees, partners, successors and assigns, hereby mutually release each other and each of their respective officers, directors, shareholders, employees, partners, successors and assigns, from any and all claims, demands, actions, liabilities and obligations, whether known or unknown, which they now have or which may hereafter accrue in the future arising prior to the date of this Agreement under and/or in connection with the Lease, including without limitation, the events and circumstances surrounding the entering into of the Lease. The parties shall, after the Termination Date, have no claim or demand against each other in connection with the Lease, provided however, that, except for liabilities related to nonpayment of Rent as such term is defined in the Lease, nothing in this Agreement shall be deemed to release Tenant from (i) any liability arising on or before the Termination Date related to Tenant’s use, occupancy or control of the Premises during the Term; (ii) the obligations of Tenant under the Lease regarding surrender of the Premises, including but not limited to the specific obligations and duties set forth in the Lease; and (iii) any damages, expenses and liabilities accruing after the Termination Date arising out of any of Tenant’s representations and warranties set forth herein being untrue or inaccurate.

G. General Release. Except as expressly set forth in this Agreement, it is the intention of the parties in executing this Agreement that this Agreement shall be effective as a full and final accord and satisfaction and general release from any and all matters released hereunder. In furtherance of this intention, the parties acknowledge that each is familiar with Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if know by him must have materially affected his settlement with the debtor.”
The parties do hereby waive and relinquish all rights and benefits which each has or may have had under Section 1542 of the California Civil Code with respect to the subject matter of this Agreement. It is understood by the parties that if the facts or law with respect to which the foregoing general release is given hereafter turn out to be other than or different from the facts or law in that connection not known to be or believed by either party to be true, then each party hereto expressly assumes the risk of the facts or law in that connection not known to be or believed by either party to be true, then each party hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission based upon differences in facts or law.
H. Tenant’s Representations and Warranties. Tenant hereby represents and warrants to Landlord that (i) Tenant has not previously assigned its interest in and to the Lease or sublet all or any portion of the Premises; (ii) Tenant has not caused or permitted any release or disposal on, under, within or from the Premises all Hazardous Materials stored or used by or on behalf of Tenant within the Premises; and (iii) Tenant has not violated any Applicable Laws with respect to Tenant’s use or occupancy of the Premises which violation shall not have been remedied by Tenant on or before the Termination Date.
IV. GENERAL.
A. Attorney’s Fees. The provisions of the Lease respecting attorney’s fees shall apply to this Agreement.
B. Authority to Execute Agreement. Each individual executing this Agreement on behalf of a partnership or corporation represents that he or she is duly authorized to execute and deliver this Agreement on behalf of the partnership and/or corporation and agrees to deliver evidence of his or her authority to Landlord upon request by Landlord.
C. Governing Law. This Agreement and any enforcement of the agreements, acknowledgments and representations of Landlord and Tenant set forth above shall be governed by and construed in accordance with the Laws of the State of Arizona.
D. Counterparts. If this Agreement is executed in counterparts, each counterpart shall be deemed an original. This Agreement shall be deemed executed and delivered upon each party’s delivery of executed signature pages of this Agreement, which signature pages may be delivered by facsimile with the same effect as delivery of the originals.
E. Time of Essence. Time is of the essence as to each of the terms, provisions, conditions and requirements set forth herein.

LANDLORD	TENANT
Cambric Partners,	ImaRx Therapeutics, Inc.,
an Arizona general partnership	a Delaware corporation
By: Colton Properties, Inc.,
a California corporation
Its: General Partner

By:	/s/ Jon W. McClintock	By:	/s/ Bradford Zakes

	Jon W. McClintock, Chief Financial Officer		Bradford Zakes, President & CEO

Date:	1/8/2009	Date:	1/8/2009